Consent of Independent Registered Public Accounting Firm

The Board of Directors
Southern Missouri Bancorp, Inc. Poplar Bluff, Missouri

We consent to the incorporation by reference in this registration statement on Form S-8 of our report, dated September 17, 2010, relating to the consolidated balance sheet of Southern Missouri Bancorp, Inc. and subsidiary as of June 30, 2010, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 2010, which report appears in the June 30, 2010 Annual Report on Form 10-K of Southern Missouri Bancorp, Inc.

/s/ BKD, LLP

St. Louis, Missouri
November 12, 2010